Exhibit 99.1

Press Release
December 15, 2023
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2023 Earnings Guidance

FORT WAYNE, INDIANA, December 15, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2023 earnings guidance in the range of $2.60 to $2.64 per diluted share. Comparatively, the company’s third quarter 2023 earnings were $3.47 per diluted share and prior year fourth quarter earnings were $3.61 per diluted share.

Fourth quarter 2023 profitability from the company’s steel operations is expected to be lower than sequential third quarter results, based on steady shipments and metal spread contraction as lower realized flat rolled steel pricing more than offset lower scrap costs. Steel order activity remains solid as evidenced by extended order lead times and recent pricing increases heading into the first quarter of 2024.

Fourth quarter 2023 earnings from the company’s metals recycling operations are expected to be comparable to sequential third quarter results, based on pricing related metal spread expansion more than offsetting lower volume, as demand from domestic steel mills declined due to maintenance outages.

Fourth quarter 2023 earnings from the company’s steel fabrication operations are expected to be lower compared to sequential third results, based on lower shipments and metal spread compression as realized selling values declined and steel input costs increased in the quarter. Steel joist and deck order activity has improved during the fourth quarter, when compared to the sequential third quarter and pricing has stabilized.

Through December 13, 2023, the company has repurchased $1.4 billion, or almost eight percent, of its common stock and paid cash dividends to shareholders of $271 million during the year.

The company plans to release its fourth quarter 2023 and full-year earnings after the markets close on Tuesday, January 23, 2024, and will hold a conference call the next day at 11:00 a.m. Eastern Time to review the company's results.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500